Saia Announces Upcoming Retirement of CFO James Darby

JOHNS CREEK, GA. – July 11, 2014 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics services, today announced that Vice President of Finance and Chief Financial Officer (CFO) James Darby plans to retire after a distinguished career spanning more than 30 years, including the past 14 years with Saia.

“It has been my privilege and honor to know and work with Jim for the past 14 years,” said Saia President and CEO Rick O’Dell. “Jim has been key to the company’s growth and success, giving endlessly of his time and talents to strengthen the company. We will miss his guidance and leadership, but we know the strong teams, culture and financial discipline he developed will shape Saia for years to come.”

A longtime member of Saia’s executive team, Darby was named CFO of Saia Motor Freight, then an operating subsidiary, in 2000 and was named CFO of the public parent company, Saia, Inc. in 2006. Jim successfully guided Saia’s finance group through several acquisitions which saw the company grow from $350 million in revenue in 2000 to more than $1.1 billion in revenue last year.

“Jim has been an exceptional asset to Saia and the board is grateful for his distinguished tenure and leadership through favorable and challenging times. On behalf of the board, I thank him for his outstanding contributions and wish him well as he enjoys his well-earned retirement,” said Saia’s Chairman of the Board Bert Trucksess.

With Jim’s involvement, a search for his successor is in process. Jim will continue in his current role until a successor is named, which is planned before the end of the year.

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About Saia, Inc.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states. This year marks Saia’s 90th anniversary. For more information on Saia, Inc. visit the “Investor Relations” section at www.saiacorp.com.

For more information, contact:
Doug Col
Saia Treasurer
Phone: 678.542.3910 • E-mail: dcol@saia.com